Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG REPORTS THIRD QUARTER EARNINGS PER SHARE INCREASE OF 117%

ON 11% REVENUE GROWTH

•	OPERATING MARGIN EXPANDS 190 BASIS POINTS

•	HEALTHCARE REVENUE INCREASES 9%

•	HEALTHCARE INDUSTRY REVENUE EQUALS 25% OF TOTAL REVENUE

•	THIRD QUARTER EARNINGS PER SHARE OF $0.13 EXCEED GUIDANCE

BUFFALO, N.Y. — October 21, 2008 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced its financial results for the 2008 third quarter which ended on September 26, 2008. CTG reported revenue growth of 10.6%, or $8.5 million, to $89.1 million compared with 2007 third quarter revenue of $80.6 million. CTG’s operating income increased 113% to $3.5 million from $1.6 million in the 2007 third quarter while its operating margin expanded to 3.9%, a 190 basis point improvement from 2.0% in the 2007 third quarter. CTG’s net income was $2.1 million, 128% higher than 2007 third quarter net income of $0.9 million. On a per diluted share basis, net income was $0.13, a 117% increase from $0.06 in the 2007 third quarter. Favorable operating leverage from the addition of new higher margin solutions offerings and revenue growth produced the significant increases in CTG’s operating margin and earnings in the 2008 third quarter.

“As expected, CTG’s favorable momentum continued with another quarter of double-digit revenue growth, a 190 basis point improvement in our operating margin, and earnings more than double last year,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Third quarter earnings per share exceeded our guidance as our operating leverage remained strong and we benefited from the higher margins associated with our new solutions offerings. CTG’s healthcare revenue, which was 25% of total revenue in the quarter, increased 9% from the 2007 third quarter. In September, CTG’s visibility as a national leader in healthcare IT and consulting increased with our ranking as the eighth largest company on the Modern Healthcare annual list of the top 20 health management consulting firms based on revenue to healthcare providers.”

Mr. Boldt added, “Our healthcare solutions developed in 2007 and launched this year, along with our strong existing healthcare offerings, are paying off in new higher margin business. There is also significant opportunity still ahead of us in the healthcare market as we leverage our position as an early entrant in implementing electronic medical records systems and supporting Regional Healthcare Information Organizations. This year we are further expanding our portfolio of higher margin solutions by developing new innovative offerings primarily targeted to the healthcare payer market that we will roll out in 2009.”

2008 Third Quarter Review

Operating leverage realized from increased revenue and higher margins from new solutions business produced significant margin expansion and higher profitability in the 2008 third quarter compared with the prior year quarter. Solutions revenue increased by $1.2 million, or 4.5% to $28.9 million, or 32% of total revenue. Staffing revenue increased by $7.3 million, or 13.7%, to $60.2 million, 68% of total revenue, with the managed services component of this business being the primary contributor to its growth. European revenue was $18.7 million, or 21.0% of total revenue in the 2008 third quarter, up 6.5% from the prior year third quarter.

The strengthening of the US dollar during the 2008 third quarter negatively affected revenue in the quarter by approximately $0.7 million as compared to the guidance provided at the beginning of the quarter. Additionally, office closures and power outages in several CTG locations related to Hurricane Ike reduced net income per diluted share for the 2008 third quarter by approximately one cent.

There were 63 billing days in the 2008 third quarter, equivalent to the 2007 third quarter and one less day than the 2008 second quarter. During the third quarter, the Company experienced its normal seasonal reduction in utilization rates due to higher vacation usage by billable staff.

Selling, general, and administrative (SG&A) expenses were $16.2 million, or 18.1% of revenue, compared with $16.6 million, or 20.6% of revenue in the 2007 third quarter. The reduction in SG&A as a percentage of revenue reflects disciplined cost control and the operating leverage from the 10.6% increase in revenue.

The Company recorded equity-based compensation expense, net of tax, of $0.1 million in the 2008 third quarter, and $0.2 million in the 2007 third quarter, which reduced net income per diluted share by $0.01 in each of the respective quarters.

The effective tax rate for the 2008 third quarter declined to 39.2% from 47.7% in the 2008 second quarter. In the 2008 third quarter, there was a $0.2 million reduction of previously reserved tax items resulting from a prior year federal tax audit that had a net favorable effect on earnings of approximately one cent per diluted share. The 2008 second quarter included an additional valuation allowance of approximately $0.3 million which increased that quarter’s effective tax rate to a higher than normal level. Based on these factors, CTG currently anticipates its effective tax rate for the 2008 full year to range between 42% and 44%.

The Company generated cash from operations of $12.0 million in the 2008 third quarter compared with $9.4 million in the 2007 third quarter.

CTG repurchased 176,000 of its shares in the 2008 third quarter. The Company continues to utilize a 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On October 21, 2008, approximately 0.5 million shares were available for repurchase under current authorizations.

CTG had no outstanding debt at the end of the 2008 and 2007 third quarters. At the end of the 2008 second quarter, the Company’s outstanding debt was $3.8 million. CTG finances its working capital needs through a $35 million revolving credit agreement that is in place through April 2011. The Company’s quarter-end debt balance has not exceeded $5.0 million in the last eleven quarters.

2008 Year-to-date Review

For the first three quarters of 2008, CTG’s revenue increased 12.1%, or $29.1 million to $269.9 million compared with revenue of $240.8 million in the same 2007 period. Operating income was $9.8 million, 110.6% higher than 2007 year-to-date operating income of $4.7 million. Operating margin for the nine-month period was 3.6%, a 170 basis point improvement over the same period last year. CTG’s net income was $5.5 million, an 82.4% increase from 2007 year-to-date net income of $3.0 million. On a per diluted share basis, net income for the first three quarters of 2008 was $0.35, 94.4% higher than $0.18 in 2007. Net income in 2007 also included a gain on the sale of marketable securities of approximately $0.02 per diluted share recorded in the first quarter.

During the first three quarters of 2008, CTG’s solutions business increased 9.8% to $90.6 million, or 34% of total revenue, and its staffing business increased 13.3% to $179.3 million, or 66%, of total revenue. The growth of its higher margin solutions business was the major contributor to the increase in CTG’s year-to-date profitability and is expected to drive further increases in earnings as this business continues to grow. European revenue increased 13.1% in the first three quarters of 2008 and represented 21.9% of total revenue.

Selling, general, and administrative expenses for the first three quarters of 2008 were $50.2 million, or 18.6% of revenue, compared with 20.4% of revenue in 2007.

2008 Fourth Quarter Guidance

On October 17, 2008, the Company was informed by a significant customer of a reduction in their need for approximately 250 existing CTG staff or approximately $21 million in annualized revenue. The reduction reflects a change in this client’s business needs and is not related to CTG’s performance. The adjustment in staff will occur in the Company’s lower margin staffing business and decrease 2008 fourth quarter projected revenue by approximately four million dollars. Additionally, guidance for the fourth quarter projected revenue reflects a $2.4 million unfavorable effect from recent foreign currency exchange movements.

Taking these factors into consideration, CTG expects its 2008 fourth quarter revenue to range from $86 million to $88 million, 2% to 4% above the 2007 fourth quarter. The Company projects 2008 fourth quarter net income per diluted share will range from $0.10 to $0.12, an increase of 43% to 71% from the 2007 fourth quarter. Based on year-to-date actual results and fourth quarter guidance, the Company has updated its guidance for 2008. Revenue is now expected to range between $356 million to $358 million, a 9% to 10% increase over 2007. CTG’s earnings guidance for 2008 projects earnings between $0.45 to $0.47 per diluted share, 80% to 88% above 2007 per diluted share earnings of $0.25.

Mr. Boldt noted, “While the recent adjustment in a large client’s staffing needs will reduce our staffing revenue from current levels, going forward we expect to offset its impact on earnings through an increased level of higher margin solutions business. CTG’s strength in the healthcare market continues to be an important competitive advantage for us as that market remains the fastest growing U.S. industry and our service offerings focus on using IT to improve efficiency and patient care while lowering costs. We are also adding new work in energy, logistics, and information security, where demand for our offerings is less affected by the further downturn in the U.S. consumer economy. Given current conditions in the financial markets, it is noteworthy that CTG has a strong financial position with the liquidity and cash flow we need to support our business needs and growth initiatives.”

Mr. Boldt concluded, “As we move toward the end of 2008, the strength of our business and operating leverage put CTG on track for earnings to increase this year by over 80% on revenue growth of approximately 10%. For the year, CTG will again grow at a rate well above technology spending. CTG’s primary strategic goal is to keep growing our business faster than the industry while also increasing operating margins. Our strategy to achieve this goal is to further expand our solutions business by continuing to develop innovative offerings targeted to the needs of higher growth industries with our primary focus on the healthcare market.”

About CTG

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001:2000-certified management system. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2007 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2007 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call on Wednesday October 22, 2008 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 12:00 p.m. Eastern Time October 22, 2008 and 11:00 p.m. Eastern Time October 25, 2008 by dialing 1-800-475-6701 and entering the conference ID number 899690.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 26, 2008	Sept. 28, 2007	Sept. 26, 2008	Sept. 28, 2007
Revenue	$89,131	$80,625	$269,885	$240,781
Direct costs	69,488	62,347	209,854	187,106
Selling, general and administrative expenses	16,167	16,644	50,185	49,000

Operating income	3,476	1,634	9,846	4,675
Other income (expense), net	(55)	(161)	(172)	226

Income before income taxes	3,421	1,473	9,674	4,901
Provision for income taxes	1,340	559	4,139	1,866

Net income	$2,081	$914	$5,535	$3,035

Net income per share:
Basic	$0.14	$0.06	$0.36	$0.19

Diluted	$0.13	$0.06	$0.35	$0.18

Weighted average shares outstanding:
Basic	15,338	16,176	15,419	16,283
Diluted	16,195	16,598	16,013	16,731

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Sept. 26, 2008	Sept. 28, 2007		Sept. 26, 2008	Sept. 28, 2007
Current Assets:			Current Liabilities:
Cash and cash equivalents	$9,553	$6,037	Accounts payable	$9,499	$7,220
Accounts receivable, net	54,971	53,187	Accrued compensation	29,103	26,525
Other current assets	4,414	4,675	Other current liabilities	5,241	6,199

Total Current Assets	68,938	63,899	Total Current Liabilities	43,843	39,944
Property and equipment, net	6,758	5,494	Long-term debt	—	—
Goodwill	35,678	35,678	Other liabilities	9,334	9,637
Other assets	10,035	9,007	Shareholders’ equity	68,232	64,497

Total Assets	$121,409	$114,078	Total Liabilities and Shareholders’ Equity	$121,409	$114,078

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.